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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                       Globalstar Telecommunications Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G3930H104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC 1745 (10-88)
                                Page 1 of 5 pages

-------------------------------                    -----------------------------
CUSIP NO.    G3930H104                13G                 Page 2 of 5 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Furman Selz LLC


--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    425,500
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       -0-
       REPORTING
        PERSON              ----------------------------------------------------
          WITH
                             7      SOLE DISPOSITIVE POWER

                                    425,500

                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    -0-


--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           425,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.25%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 Pages

CUSIP No.  G3930H104                                              Page 3 of 5

Item 1(a). Name of Issuer:

     Globalstar Telecommunications Ltd.

Item 1(b). Address of Issuer's Principal Executive Offices:

     Cedar House, 41 Cedar St., Hamilton HM12, Bermuda

Item 2(a). Name of Person Filing:

     Furman Selz LLC

Item 2(b). Address of Principal Business Office:

     230 Park Ave., NY NY 10169

Item 2(c). Place of Organization:

     Delaware

Item 2(d). Title of Class of Securities:

     Ordinary Shares

Item 2(e). CUSIP Number:

     G393OH104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

  (a)   / / Broker or Dealer registered under Section 15 of the Act
  (b)   / / Bank as defined in section 3(a)(6) of the Act
  (c)   / / Insurance Company as defined in section 3(a)(19) of the Act
  (d) / / Investment Company registered under section 8 of the Investment Company Act
  (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
  (f) / / Employee Benefit Plan. Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: 240.13d-1(b) (1)(ii)(F)
  (g) / / Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G) (Note: See Item 7)
  (h)   / / Group, in accordance with 240.13d-1(b)(ii)(H)

CUSIP No.  G3930H104                                              Page 4 of 5

Item 4            Ownership.

                  (a) Amount Beneficially Owned:              425,500

                  (b) Percent of Class:                  4.25%

                  (c) Number of shares as to which such person has:

                      (i)       sole power to vote or to direct the vote

                                         425,500

                      (ii)      shared power to vote or to direct the vote

                                         -0-

                      (iii)     sole power to dispose or to direct the
                                disposition of

                                         425,500

                      (iv) shared power to dispose or to direct the disposition of

                                         -0-

Item 5            Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:          / X /


Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person.

                                    Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                    Not applicable

Item 8            Identification and Classification of Members of the Group.

                                    Not applicable

Item 9            Notice of Dissolution of Group.

                                    Not applicable

CUSIP No.  G3930H104                                              Page 5 of 5

Item 10.          Certification.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:
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Signature:
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Name/Title: Steven D. Blecher, Executive Vice President
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